As filed with the Securities and Exchange Commission on August 9, 2007.

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CANETIC RESOURCES TRUST

(Exact name of Registrant as specified in its charter)

Alberta	1311	N/A
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

1900, 255 5th Avenue SW
Calgary, Alberta
Canada T2P 3G6
(403) 539-6300

(Address and telephone number of Registrant’s principal executive offices)

DL Services Inc.
1420 Fifth Avenue, Suite 3400
Seattle, WA 98101
(206) 903-5448

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1605 777 Dunsmuir Street P.O. Box 10444, Pacific Centre Vancouver, B.C. Canada V7Y 1K4	Brian D. Evans Vice President, General Counsel and Secretary Canetic Resources Trust 1900 255-5th Avenue SW Calgary, Alberta Canada T2P 3G6	William S. Maslechko Burnet, Duckworth & Palmer LLP 1400, 350-7th Avenue S.W. Calgary, Alberta. Canada T2P 3N9

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.    ☐    upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.    ☒   at some future date (check appropriate box below)

1.               ☐ pursuant to Rule 467(b) on (           ) at (           ) (designate a time not sooner than seven calendar days after filing).

2.               ☐ pursuant to Rule 467(b) on (           ) at (           ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (           ).

3.               ☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.               ☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price			Amount of Registration Fee
Trust Units
Subscription Receipts
Total		(1)		(1)	U.S.$	750,000,000	(2)	U.S.$	23,025

(1)                                  There are being registered under this registration statement such indeterminate number of trust units and subscription receipts of the Registrant as shall have an aggregate offering price of U.S.$750,000,000. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 8, 2007

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See “Plan of Distribution”.

This short form prospectus has been filed under legislation in all provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. For the purpose of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record. Copies of the documents incorporated herein by reference and of the permanent information record may be obtained on request without charge from the Secretary of Canetic Resources Inc., 1900, 255 – 5th Avenue SW, Calgary, Alberta, T2P 3G6, Telephone (403) 539-6300 and are also available electronically at www.sedar.com.

Preliminary Short Form Base Shelf Prospectus

New Issue	August , 2007

CANETIC RESOURCES TRUST

$750,000,000

Units

Subscription Receipts

We may, from time to time, offer for sale under this short form prospectus during the 25 month period that this short form prospectus, including any amendments hereto (the “Prospectus”), remains valid up to $750,000,000 (or the equivalent in other currencies or currency units at the time of issue) of: (i) trust units (“Units”); or (ii) subscription receipts, each of which entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, one Unit (the “Subscription Receipts”; and together with the Units, the “Securities”). We may offer Securities in such amount as we determine in light of market conditions and other factors that we deem relevant. The specific variable terms of any offering of Securities will be set forth in one or more prospectus supplements (each, a “Prospectus Supplement”) including: (i) in the case of Units, the number of Units offered, the issue price (in the event the offering is a fixed price distribution) and any other terms specific to the Units being offered; and (ii) in the case of Subscription Receipts, the number of Subscription Receipts offered, the issue price, the terms, conditions and procedures pursuant to which the holders thereof will become entitled to receive Units and any other terms specific to the Subscription Receipts being offered. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the parameters described in this Prospectus.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements, each of which will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which such Prospectus Supplement pertains. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. Our financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies or trusts.

You should be aware that purchasing, holding or disposing of any of the Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and any applicable Prospectus Supplement fully.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are organized under the laws of the Province of Alberta, Canada, most of the directors and all the officers of Canetic Resources Inc. (“Canetic”), our administrator, and the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets and all or a significant portion of the assets of those persons are located outside the United States.

We may sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell the Securities to one or more purchasers directly, pursuant to applicable statutory exemptions, or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged by us, in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, the method of distribution of such Securities, including, to the extent applicable, the proceeds to us, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. Except as set out in a Prospectus Supplement relating to a particular offering of Securities in connection with any offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Units at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The outstanding Units are listed and posted for trading on the New York Stock Exchange (“NYSE”) under the symbol “CNE” and on the Toronto Stock Exchange (“TSX”) under the symbol “CNE.UN”.

An investment in the Securities involves risks. See “Risk Factors”.

Any offering of Subscription Receipts would be a new issue of securities. There is no market through which the Subscription Receipts may be sold and purchasers may not be able to resell the Subscription Receipts purchased under this Prospectus or any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts will not be listed on any securities exchange.

The return on an investment in Units is not comparable to the return on an investment in a fixed-income security. The recovery of the initial investment made by holders of Units (the “Unitholders”) is at risk, and the anticipated return on a Unitholder’s investment is based on many performance assumptions. Although we intend to make distributions of a portion of our available cash to Unitholders, these cash distributions may be reduced or suspended. Cash distributions are not guaranteed. Our ability to make cash distributions and the actual amount distributed will depend on numerous factors including, among other things: our financial performance, debt obligations, working capital requirements and future capital requirements, all of which are susceptible to a number of risks. In addition, the market value of the Units may decline if we are unable to meet our cash distribution targets in the future, and that decline may be significant. You also should consider the particular risk factors that may affect the industry in which we operate, and therefore the stability of the distributions that Unitholders receive. See “Risk Factors”. This section also describes our assessment of those risk factors, as well as potential consequences to Unitholders if a risk should occur.

ii

The return from an investment in Units to Unitholders, for Canadian income tax purposes, can be made up of both a return on and a return of capital. That composition may change over time, thus affecting an investor’s after-tax return. The legislative provisions to implement proposals originally announced on October 31, 2006 (as subsequently modified to take into account certain comments received in consultations and deliberations) (the “SIFT Rules”) relating to the taxation of certain income trusts and partnerships (“SIFTs”), including us, under the Income Tax Act (Canada) (the “Tax Act”) received Royal Assent and became law on June 22, 2007. Pursuant to the SIFT Rules, commencing January 1, 2011 (provided the Trust experiences only “normal growth” and no “undue expansion” prior to such time) certain distributions from the Trust which would have otherwise been taxed as ordinary income generally will be characterized as dividends, in addition to the Trust generally being subject to tax at the same effective rates as Canadian corporations. Returns of capital generally are (and under the SIFT Rules will continue to be) tax-deferred for holders of Units who are resident in Canada for purposes of the Tax Act (and reduce such holder’s adjusted cost base in the Unit for purposes of the Tax Act). Distributions of income and returns of capital to a holder of Units who is not resident in Canada for purposes of the Tax Act, or that is a partnership that is not a “Canadian partnership” for purposes of the Tax Act, generally will be subject to Canadian withholding tax. You should consult your own tax advisors with respect to the Canadian income tax considerations applicable in your own circumstances. See “Recent Developments – Federal Income Tax Changes”.

The offering of Securities is subject to approval of certain legal matters on our behalf by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and Dorsey & Whitney LLP, Vancouver, British Columbia and New York, NY. No underwriter or dealer in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, we are not a trust company and, accordingly, we are not registered under any trust and loan company legislation as we do not carry on or intend to carry on the business of a trust company.

We have not obtained a stability rating from an independent rating agency regarding the relative stability and sustainability of our cash distribution stream. We may consider obtaining a stability rating from an independent rating agency in the future.

Our head office and the head and registered office of Canetic is located at 1900, 255 – 5th Avenue S.W., Calgary, Alberta, T2P 3G6.

The date of this prospectus is                , 2007.

iii

TABLE OF CONTENTS

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
NON-GAAP MEASURES
PRESENTATION OF FINANCIAL AND OIL AND GAS RESERVES AND PRODUCTION INFORMATION
SELECTED ABBREVIATIONS AND DEFINITIONS
EXCHANGE RATES
ADDITIONAL INFORMATION
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
DOCUMENTS INCORPORATED BY REFERENCE
SUMMARY DESCRIPTION OF BUSINESS
RECENT DEVELOPMENTS
CONSOLIDATED CAPITALIZATION
RECORD OF CASH DISTRIBUTIONS
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
INTEREST OF EXPERTS
CERTAIN INCOME TAX CONSIDERATIONS
RISK FACTORS
LEGAL PROCEEDINGS
AUDITORS, TRANSFER AGENT AND REGISTRAR
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and some of the documents incorporated by reference into this Prospectus contain “forward looking statements” within the meaning of securities laws.  These statements relate to future events or our future performance. All statements other than statements of historical fact may be forward looking statements. Statements relating to “reserves” or “resources” are deemed to be forward looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described can be profitably produced in the future.

The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “could”, “should”, “believe” and similar expressions are often intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. We believe the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this Prospectus are not guarantees of future performance and should not be unduly relied upon. These statements speak only as of the date of this Prospectus or as of the date specified in the documents incorporated by reference into this Prospectus, as the case may be.

In particular, this Prospectus, and the documents incorporated by reference into this Prospectus, contain forward-looking statements pertaining to the following:

•         oil and natural gas production levels and capacity;

•         timing, allocation and amounts of capital expenditures;

•         processing capacity;

•         operating and other costs;

•         distribution policies, future payout ratios and taxability;

•         business strategies;

•         drilling plans;

•         capital spending including timing, allocation and amounts of capital expenditures and the sources of funding thereof;

•         estimates of net future revenues;

•         development costs and the sources of funding thereof;

•         farmout plans;

•         abandonment and reclamation costs;

•         hedging and other risk management programs;

•         anticipated tax obligations;

•         the quantity of oil and natural gas reserves;

•         projections of commodity prices and costs;

•         supply and demand for oil and natural gas;

•         expectations regarding the ability to raise capital and to continually add to reserves through acquisitions and development;

•         future tax treatment of income trusts such as the Trust and our alternatives for responding to changes in taxation laws;

•                  the perceived advantage of our size and the size of our inventory;

•                  liquidity and financial capacity;

•                  regulatory changes and treatment under governmental regulatory regimes; and

•                  the impact of potential acquisitions and the timing for achieving such impact.

The actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus:

•                  volatility in market prices for oil and natural gas;

•                  fluctuations in foreign exchange, currency or interest rates and stock market volatility;

•                  risks and liabilities inherent in oil and natural gas operations including exploration, development, exploitation, production, marketing and transportation risks;

•                  uncertainties associated with estimating oil and natural gas reserves;

•                  competition for, among other things, capital, acquisitions of reserves, processing and transportation capacity, undeveloped lands and skilled personnel;

•                  inability to raise necessary capital on commercially acceptable terms or at all;

•                  incorrect assessments of the value of acquisitions;

•                  inability to complete acquisitions on commercially acceptable terms;

•                  risks and uncertainties involving geology of oil and gas deposits;

•                  unanticipated operating results or production declines;

•                  geological, technical, drilling and production problems;

•                  changes in laws and regulations including but not limited to those pertaining to income tax, environmental and regulatory matters;

•                  health, safety and environmental risks;

•                  failure to realize the anticipated benefits of acquisitions; and

•                  the other factors discussed under “Risk Factors”.

The forward-looking statements contained in this Prospectus, and the documents incorporated by reference into this Prospectus, are based on a number of expectations and assumptions that may prove to be incorrect. In addition to other assumptions identified in our AIF, assumptions have been made regarding, among other things:

•                  that we will continue to conduct our operations in a manner consistent with past operations;

•                  the continuance of existing (and in certain circumstances, proposed) tax and royalty regimes;

•                  the general continuance of current industry conditions;

•                  the accuracy of the estimates of our reserve volumes;

•                  our ability to obtain and deliver equipment, services and supplies in a timely manner to carry out our activities;

•                  our ability to market oil and natural gas successfully;

•                  the timely receipt of required regulatory approvals;

•                  our ability to obtain financing on acceptable terms;

•                  currency, exchange and interest rates; and

•                  future oil and gas prices and future cost assumptions.

No assurance can be given that these factors, expectations and assumptions will prove to be correct.

These factors should not be construed as exhaustive. The forward-looking statements contained in this Prospectus and the documents incorporated by reference into this Prospectus are expressly qualified by this cautionary statement. We undertake no obligation to publicly update or revise any forward-looking statements except as expressly required by applicable securities law.

NON-GAAP MEASURES

In this Prospectus and the documents incorporated by reference into this Prospectus, we refer to certain financial measures that are not determined in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). These measures as presented do not have any standardized meaning prescribed by Canadian GAAP and therefore they may not be comparable with calculations of similar measures for other companies or trusts.

We use “funds flow from operations”, which we define as net earnings plus non-cash items before deducting changes in non-cash working capital and asset retirement costs incurred to analyze operating performance and leverage. “Funds flow from operations” should not be construed as an alternative to net earnings, cash flow from operating activities or other measures of financial performance calculated in accordance with Canadian GAAP. Funds flow from operations cannot be assured and our future distributions may vary. We use the term “net debt”, which we define as long-term debt and working capital, to analyze liquidity and capital resources. We use the term “payout ratio”, which we define as cash distributions to unitholders divided by funds flow from operations, to analyze financial and operating performance. We use the terms “operating netbacks” and “cash netbacks” to analyze margin and funds flow on each boe of production. Operating and cash netbacks should not be viewed as an alternative to cash flow from operating activities, net earnings per trust unit or other measures of financial performance calculated in accordance with Canadian GAAP. We use the term “total capitalization”, which we define as net debt including convertible debentures plus unitholders’ equity, to analyze leverage. You should refer to our most recent management’s discussion and analysis of financial condition and results of operations incorporated by reference herein for a reconciliation of “funds flow from operations” and for the calculations of “net debt”, “payout ratio”, “operating netbacks”, “cash netbacks” and “total capitalization”.

We believe that, in conjunction with results presented in accordance with Canadian GAAP, these measures assist in providing a more complete understanding of certain aspects of our results of operations and financial performance. You are cautioned however, that these measures should not be construed as an alternative to measures determined in accordance with Canadian GAAP as an indication of our performance.

PRESENTATION OF FINANCIAL AND OIL AND GAS RESERVES AND PRODUCTION INFORMATION

Unless indicated otherwise, financial information in this Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with Canadian GAAP. Canadian GAAP differs in some significant respects from United States generally accepted accounting principles (“U.S. GAAP”) and thus our financial statements may not be comparable to the financial statements of U.S. companies. The principal differences as they apply to us are summarized in note 20 to our annual audited consolidated financial statements incorporated herein by reference.

The SEC generally permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others which are those reserves that a company has demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. In 2003, the securities regulatory authorities in Canada (other than Quebec) adopted NI 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulators, to disclose not only proved reserves but also probable reserves, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves. Because we are permitted to disclose reserves in accordance with Canadian disclosure requirements, we have disclosed in this Prospectus and in the documents incorporated by reference reserves designated as “Probable”. If required to be prepared in accordance with U.S. disclosure requirements, the SEC’s guidelines would prohibit reserves in these categories from being included. Moreover, in accordance with Canadian practice, we have determined and disclosed estimated future net cash flow from our reserves using both escalated and constant prices and costs; for the constant prices and costs case, prices and costs in effect as of December 31, 2006 were held constant for the economic life of the reserves. The SEC does not permit the disclosure of estimated future net cash flow from reserves based on escalating prices and costs and generally requires that prices and costs be held constant at levels in effect at the date of the reserve report. Additional information prepared in accordance with United States Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities” relating to our oil and gas reserves is set forth in our Supplementary Oil and Gas Information – SFAS 69 (Unaudited), which is incorporated herein by reference. Unless otherwise stated, all of the reserves information contained in this Prospectus, including the documents incorporated herein by reference, has been calculated and reported in accordance with NI 51-101.

SELECTED ABBREVIATIONS AND DEFINITIONS

All dollar amounts in this Prospectus are expressed in Canadian dollars, except where otherwise indicated. References to “$” or “Cdn$” are to Canadian dollars and references to “US$” are to United States dollars.

This Prospectus is part of a registration statement on Form F-10 relating to the Securities that we filed with the SEC. Under the registration statement, we may, from time to time, sell any combination of the Securities described in this Prospectus in one or more offerings up to an aggregate initial offering amount of $750,000,000. This Prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of each particular offering of Securities. The Prospectus Supplement may also add to, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement. This Prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

In this Prospectus and in any Prospectus Supplement, the following terms shall have the following meanings:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder.

“Acclaim” means Acclaim Energy Trust, an unincorporated trust formed under the laws of the Province of Alberta.

“Acquisition” means our acquisition of the Hoadley and B.C. Assets.

“AEI” means Acclaim Energy Inc., a predecessor of Canetic amalgamated under the ABCA.

“AIF” means our annual information form dated March 23, 2007.

“Arrangement” means the arrangement completed on January 5, 2006, involving Acclaim, AEI, StarPoint and SEL, under the provisions of Section 193 of the ABCA.

“Board” or “Board of Directors” means the board of directors of Canetic.

“Canetic” means Canetic Resources Inc., a corporation amalgamated under the ABCA.

“Canetic Common Shares” means common shares in the capital of Canetic.

“Canetic Notes” means the promissory notes of AEI, SEL and other affiliates of Acclaim and StarPoint acquired by the Trust pursuant to the Arrangement.

“Canetic NPIs” means the net profits interests granted under the NPI Agreements.

“constant prices and costs” means prices and costs used in an estimate that are (a) the company’s prices and costs as at the effective date of the estimation, held constant throughout the estimated lives of the properties to which the estimate applies; and (b) if, and only to the extent that, there are fixed or presently determinable future prices or costs to which the company is legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in paragraph (a).

“Credit Facilities” has the meaning ascribed thereto in Note (1) to the table under “Consolidated Capitalization”.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Hoadley and B.C. Assets” means certain petroleum and natural gas properties and related assets that the Trust indirectly acquired pursuant to the Acquisition.

“NI 51-101” means National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities.

“NPI Agreements” means the net profits interest agreements between Acclaim and certain Acclaim affiliates and between StarPoint and certain StarPoint affiliates acquired by the Trust pursuant to the Arrangement.

“NYSE” means the New York Stock Exchange.

“Operating Entities” means Canetic, 1198330 Alberta Ltd., 960347 Alberta Ltd., Canetic Resource Partnership, Canetic Energy Partnership, 1141702 Alberta Ltd., Trend Energy Inc., Canetic SEP Energy Partnership, APF Energy Trust, Canetic Saskatchewan Trust, Canetic (APF) Limited Partnership, Canetic SR Partnership, 1167639 Alberta Ltd., 990009 Alberta Inc., Tika Energy Inc., Upton Resources (U.S.A.) Inc., Canetic ABC Limited Partnership, Canetic ABC Holdings Ltd., Canetic ABC

AcquisitionCo Ltd., 1262814 Alberta ULC., StarPoint Energy Trust, StarPoint Commercial Trust, Acclaim Energy Trust, Acclaim Commercial Trust, Canetic ABC Commercial Trust and Canetic Licensing Inc.

“Operating Entity Securities” means the Canetic Notes, the Canetic NPIs, the Canetic Common Shares and any other securities of the Operating Entities directly and indirectly held by the Trust.

“probable reserves” are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or lesser than the sum of the estimated proved plus probable reserves. There is believed to be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of the estimated proved plus probable reserves.

“proved reserves” are those reserves that can be estimated with a high degree of certainty to be recoverable. There is believed to be at least a 90% probability that the quantities actually recovered will equal or exceed the estimated proved reserves.

“Redemption Notes” means unsecured subordinated promissory notes issued in series, or otherwise, by Canetic pursuant to a note indenture and issued to redeeming Unitholders and having substantially the terms and conditions as more particularly described in the AIF.

“reserves” are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on (a) analysis of drilling, geological, geophysical and engineering data; (b) the use of established technology; and (c) specified economic conditions which are generally accepted as being reasonable and shall be disclosed.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“SEC” means the United States Securities and Exchange Commission.

“SEL” means StarPoint Energy Ltd., a corporation amalgamated under the ABCA.

“Special Voting Units” means the special voting units authorized pursuant to the Trust Indenture.

“StarPoint” means StarPoint Energy Trust, a trust organized under the laws of the Province of Alberta.

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp), as amended, including the regulations promulgated thereunder.

“Trust” means Canetic Resources Trust, a trust formed pursuant to the laws of Alberta, and, unless the context otherwise requires, includes its subsidiaries.

“Trust Indenture” means the trust indenture dated as of November 16, 2005 between the Trustee, the settlor of the Trust and Canetic, as amended from time to time.

“Trustee” means Computershare Trust Company of Canada, the initial trustee of the Trust, or such other trustee, from time to time of the Trust.

“TSX” means the Toronto Stock Exchange.

“United States” or “U.S.” means the United States, as defined in Rule 902(l) under Regulation S under the United States Securities Act of 1933, as amended;

“Unitholders” means the holders from time to time of the Units.

“Units” means trust units of the Trust.

“we”, “us”, “our” refer to Canetic Resources Trust and the Operating Entities on a consolidated basis unless the context requires otherwise.

Words importing the singular number only include the plural, and vice versa, and words importing any gender include all genders.

EXCHANGE RATES

The following table sets out certain exchange rates based upon the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The rates are set out as United States dollars per C$1.00 and are the inverse of the rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00.

	Year Ended December 31,			Period Ended March 31,
	2004	2005	2006	2006	2007

Low	0.7158	0.7872	0.8528	0.8528	0.8437
High	0.8493	0.8690	0.9100	0.8830	0.8673
Average(1)	0.7719	0.8282	0.8847	0.8700	0.8567

Note:

(1)                                  Average represents the average of the rates on the last day of each month

On August 8, 2007, the inverse of the noon buying rate quoted by the Federal Reserve Bank of New York for Canadian dollars was C$1.00 per U.S.$0.9527.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 of which the Prospectus forms a part. This Prospectus does not contain all the information set out in the registration statement. For further information about us and the Securities, please refer to the registration statement. We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance with those requirements, we file and furnish reports and other information with the SEC and with the securities regulatory authorities of the provinces of Canada. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and Canetic’s officers and directors, and our Unitholders holding 10% or more of the Units, are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The reports and other information filed by us with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect to this offering.

Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com), which is commonly known by the acronym “SEDAR”. Reports and other information about us are also available for inspection at the offices of the TSX.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Both we and Canetic are organized under the laws of Alberta, Canada with our respective principal place of business in Canada. Most of our directors and all of our officers and the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon those directors, officers and experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the United States federal securities laws or the securities laws of any state within the United States. There is doubt as to the enforceability in Canada against us or against any of our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal securities laws or the securities laws of any state within the United States.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and with the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Canetic at 1900, 255 — 5th Avenue S.W., Calgary, Alberta, T2P 3G6, telephone (403) 539-6300. For the purpose of the Province of Québec, this Prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary of Canetic at the above-mentioned address and telephone number. In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com. Our SEDAR profile number is 23165.

The following documents filed with the various securities commissions or similar authorities in the provinces of Canada, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)                                  the AIF dated March 23, 2007;

(b)                                 our audited comparative consolidated financial statements as at and for the year ended December 31, 2006, together with the notes thereto and the auditors’ report thereon;

(c)                                  our management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2006;

(d)                                 our unaudited comparative interim consolidated financial statements and management’s discussion and analysis of financial condition and results of operations as at and for the three months ended March 31, 2007;

(e)                                  our Information Circular – Proxy Statement relating to the annual and special meeting of Unitholders held on May 9, 2007;

(f)                                    our business acquisition report dated November 8, 2006 relating to the Acquisition, excluding the compilation reports on pages A-1 and B-1; and

(g)                                 differences Between Canadian and United States Generally Accepted Accounting Principles and Supplementary Oil and Gas Information – SFAS 69 (Unaudited).

Any annual information form, audited consolidated financial statements (together with the auditor’s report thereon), information circular, material change reports, business acquisition reports and any interim comparative unaudited consolidated financial statements together with the related management’s discussion and analysis subsequently filed by us with the securities commissions or similar regulatory authorities in the relevant provinces and territories of Canada after the date of this Prospectus and prior to the termination of the offering of any Securities under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, if we specifically state it in the applicable document we may incorporate by reference into the registration statement of which this Prospectus forms a part information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

Any statement contained in this Prospectus or in a document (or part of a document) incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference into this Prospectus or to constitute a part of this Prospectus.

Upon a new annual information form and related annual financial statements and the accompanying management’s discussion and analysis being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form and all annual financial statements, interim financial statements and the accompanying management’s discussion and analysis, material change reports and information circulars filed prior to the commencement of our financial year in respect of which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management information circular and proxy statement relating to an annual meeting of Unitholders being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, the management information circular and proxy statement for the preceding annual meeting of Unitholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to those Securities will be delivered or made available to purchasers of such Securities together with this Prospectus to the extent required by applicable securities laws and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

You should rely only on the information contained in or incorporated by reference in this Prospectus or any Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. An investor should not assume that the information contained in or incorporated by reference in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date of the applicable document.

SUMMARY DESCRIPTION OF BUSINESS

Canetic Resources Trust

We are an open-end unincorporated trust established under the laws of the Province of Alberta pursuant to the Trust Indenture. Our principal undertaking is to indirectly acquire and hold, through Canetic and the other Operating Entities, interests in petroleum and natural gas properties and assets related thereto. Our primary assets consist of all of the outstanding Canetic Common Shares, the Canetic Notes, the Canetic NPIs and the other Operating Entity Securities.

Our distributions are currently set at $0.19 per Unit per month. Future distributions are subject to the discretion of the Board of Directors and may vary depending on, among other things, the current and anticipated commodity price environment. You should also see the section of this Prospectus entitled “Description of Securities – Cash Distributions” and “Risk Factors.”

Operating Entities

Canetic and the other Operating Entities are actively involved in the acquisition, production, processing, transportation and marketing of crude oil, natural gas liquids and natural gas primarily in Alberta, British Columbia, Saskatchewan, Manitoba, North Dakota, Montana and Wyoming. The Trust participates in the funds flow from such business through its direct and indirect ownership of the Operating Entity Securities.

Organizational Structure

The following diagram sets forth our simplified organizational structure:

Notes:

(1)                                  Unitholders own 100% of the equity of the Trust.

(2)                                  Cash distributions are made to Unitholders monthly based upon our funds flow from operations.

(3)                                  Funds flow represents payments to be made on or in respect of the Operating Entity Securities.

(4)                                  The other Operating Entities are direct or indirect wholly owned subsidiaries of the Trust.

RECENT DEVELOPMENTS

Federal Income Tax Changes

The SIFT Rules received Royal Assent and became law on June 22, 2007. Under the SIFT Rules, commencing January 1, 2011 (provided that we experience only “normal growth” and no “undue expansion” before then) our distributions will be reduced by tax payable at the trust level and certain of our distributions that would have otherwise been taxed as ordinary income generally will be characterized as dividends to Unitholders, with Canadian resident unitholders generally eligible for a Canadian dividend tax credit. Distributions representing a return of capital will continue to be an adjustment to a Unitholder’s adjusted cost base of trust units. In addition, distributions will not be deductible for income tax purposes by us in 2011 and thereafter and any trust level taxable income will be taxed at the same effective rates as Canadian corporations.

In simplified terms, under the SIFT Rules, income distributions will first be taxed at the trust level at a special rate estimated to be 31.5%. Non-resident Unitholders will be taxed on income distributions at the non-resident withholding tax rate for dividends. Income distributions to individual Canadian resident Unitholders will be treated as dividends from a taxable Canadian corporation and will be eligible for a dividend tax credit. Income distributions to corporations resident in Canada will be eligible for full deduction as tax free inter-corporate dividends and potentially subject to a 33 1/3% refundable tax. Tax-deferred accounts will continue to pay no tax on distributions. Therefore, the net after tax effect on Canadian taxable investors is expected to be minimal. However, as a result of the 31.5% distribution tax at the trust level, after tax distributions to tax-deferred accounts and non-residents of Canada will be reduced by approximately 31.5%.

Generally, trusts that were publicly traded on October 31, 2006 will have a four-year transition period and, subject to the qualification below, will not be subject to the new rules until January 1, 2011. However, we expect that the SIFT Rules will result in adverse tax consequences to us and certain Unitholders (including most particularly Unitholders that are certain tax deferred plans or non-residents of Canada) and may affect our cash distributions.

In particular, we believe that the SIFT Rules may: (a) reduce the net amounts we have available to distribute to Unitholders to the extent of any tax payable by us on our distribution of non-portfolio earnings after January 1, 2011; (b) restrict our ability to raise capital or conduct acquisitions in certain circumstances, thus limiting our ability to execute our business plan or fully capitalize on opportunities for accretive expansion, which may in turn impair the market value of our Units; and (c) reduce the attractiveness of the Units as an investment to certain Unitholders, including Unitholders not resident in Canada or Unitholders who hold their Units within deferred plans, which may reduce the market demand for the Units and affect the market value of the Units. The long-term effect of the SIFT Rules on us is yet to be determined. We continue to review the impact of the SIFT Rules on our business strategy and evaluate strategic alternatives that we could elect to pursue in response to the SIFT Rules.

Further, the Department of Finance has stated that, while there is no intention to prevent “normal growth” during the transitional period, any “undue expansion” will result in the loss of the benefit to us of that transitional period. As a result, the adverse tax consequences resulting from the SIFT Rules could be realized sooner than January 1, 2011. On December 15, 2006, the Department of Finance issued guidelines with respect to what is meant by “normal growth” in this context, which guidelines have been incorporated in the SIFT Rules. Specifically, the Department of Finance stated that “normal growth” would include equity growth within certain “safe harbour” limits, measured by reference to a SIFT’s market capitalization as of the end of trading on October 31, 2006 (which would include only the market value of the SIFT’s issued and outstanding publicly-traded trust units, and not any convertible debt, options or other interests convertible into or exchangeable for trust units) (the “Benchmark”). Those safe harbour limits are 40% for the period from November 1, 2006 to December 31, 2007, and 20% each for calendar 2008, 2009 and 2010. Moreover, these limits are cumulative, so that any unused limit for a period carries over into the subsequent period. Additional details of the Department of Finance’s guidelines include the following:

(a)                                  new equity for these purposes includes units and debt that is convertible into units (and may include other substitutes for equity if attempts are made to develop those);

(b)                                 replacing debt that was outstanding as of October 31, 2006 with new equity, whether by a conversion into trust units of convertible debentures or otherwise, will not be considered growth for these purposes and will therefore not affect the safe harbour;

(c)                                  the exchange, for trust units, of exchangeable partnership units or exchangeable shares that were outstanding on October 31, 2006 will not be considered growth for those purposes and will therefore not affect the safe harbour where the issuance of the trust units is made in satisfaction of the exercise of the exchange right by a person other than the SIFT; and

(d)                                 the merger of two or more SIFTs, each of which was publicly-traded on October 31, 2006, or a reorganization of such a SIFT, will not be considered growth to the extent that there is no net addition to equity as a result of the merger or reorganization.

Under the SIFT Rules, our available safe harbour through to December 31, 2007 will be approximately $1.8 billion, which is 40% of the Benchmark. The safe harbour amount for the Trust for each of 2008, 2009 and 2010 is approximately $900 million, which is 20% of the Benchmark. Should any portion of the safe harbour not be utilized in any period, this portion will be available in a subsequent period.

While these guidelines are such that they alone may not affect our ability to raise the capital required to maintain and grow our existing operations in the ordinary course during the transition period, they could adversely affect the cost of raising capital and our ability to undertake more significant acquisitions. No assurance can be provided that we will not undertake actions in the future that could cause the SIFT Rules to apply to us prior to 2011.

You should also refer to the section of this Prospectus entitled “Risk Factors”.

Potential Acquisitions

We continue to evaluate potential acquisitions of all types of petroleum and natural gas and other energy-related assets as part of our ongoing acquisition program. We are normally in the process of evaluating several potential acquisitions at any one time which individually or together could be material. As of the date hereof, other than as otherwise disclosed herein, we have not reached agreement on the price or terms of any potential material acquisitions. We cannot predict whether any current or future opportunities will result in one or more acquisitions for us.

CONSOLIDATED CAPITALIZATION

The following table sets forth our consolidated capitalization for the periods indicated.

Designation (Authorized)	As at December 31, 2006	As at March 31, 2007(10)
	($ thousands, except unit amounts)

Bank Debt(1)	1,289,678	1,348,711
Unitholders’ Capital	3,506,915	3,387,370
6.5% 2006 Debentures(2) ($230 million)	227,470	219,230
6.5% 2005 Debentures(3) ($60 million)	17,821	17,821
8% Debentures(4) ($75 million)	8,046	7,773
9.4% Debentures(5) ($50 million)	5,622	5,622
11% Debentures(6) ($45 million)	1,697	1,447
Units(7)(8) (unlimited)	4,241 (225,795,723 Units)	4,225 (226,938,392 Units)
Special Voting Units(9) (unlimited)	Nil	Nil

Notes:

(1)                                  Canetic has an unsecured, covenant based extendible revolving credit facility of $1.6 billion including a $50 million working capital facility with a syndicate of financial institutions (the “Credit Facilities”). Canetic may draw under the Credit Facilities by way of prime rate loans in Canadian dollars, US base rate loans in US dollars, Canadian and US dollar bankers’ acceptances, London inter-bank offered rate (“LIBOR”) loans in US dollars and letters of credit to be issued in Canadian or US dollars. The Credit Facilities are available on a revolving basis for a period ending May 31, 2008. Canetic may request an extension of the revolving period for a maximum period of 364 days. In the event that the extension is not approved, the unutilized portion of the Credit Facilities will be cancelled on the last day of the revolving period and any outstanding debt will be converted to a two-year non-revolving loan repayable in four equal quarterly instalments commencing on the first anniversary of the term period. Prime rate and US base rate loans bear interest at the lender’s prime rate. The rate charged on the other amounts drawn is based upon rates and fees outlined in the Credit Facilities. The effective interest rate on the Credit Facilities for the three months ended March 31, 2007 was 4.66%.

(2)                                  The 6.5% 2006 Debentures bear interest at an annual rate of 6.5% payable semi annually on June 30 and December 31 of each year. The 6.5% 2006 Debentures are redeemable by us at a price of $1,050 per debenture after December 31, 2009, and on or before December 31, 2010 and at a price of $1,025 per debenture after December 31, 2010 and before maturity on December 31, 2011, in each case, together with accrued and unpaid interest. The 6.5% 2006 Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $ 26.55 per Unit. We may elect, from time to time, to satisfy our obligation to pay interest on the 6.5% 2006 Debentures by delivering sufficient Units to the trustee of the 6.5% 2006 Debentures for sale in order to satisfy the cash interest payment to holders. We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date. The principal amount of 6.5% 2006 Debentures outstanding at March 31, 2007 was $219.2 million.

(3)                                  The 6.5% 2005 Debentures bear interest at an annual rate of 6.5% payable semi-annually on January 31 and July 31 of each year. The 6.5% 2005 Debentures are redeemable by us at a price of $1,050 per debenture after July 31, 2008 and on or before July 31, 2009 and at a price of $1,025 per debenture after July 31, 2009 and before maturity on July 31, 2010, in each case, together with accrued and unpaid interest. The 6.5% 2005 Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $18.96 per Unit. We may elect, from time to time, to satisfy our obligation to pay interest on the 6.5% 2005 Debentures by delivering sufficient Units to the trustee of the 6.5% 2005 Debentures for sale in order to satisfy the cash interest payment to holders. We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date. The principal amount of 6.5% 2005 Debentures outstanding at March 31, 2007 was $17.8 million.

(4)                                  The 8% Debentures bear interest at an annual rate of 8% payable semi-annually on February 28 and August 31 of each year. The 8% Debentures are redeemable by us at a price of $1,050 per debenture after August 31, 2007 and on or before August 31, 2008 and at a price of $1,025 per debenture after August 31, 2008 and before maturity on August 31, 2009, in each case, together with accrued and unpaid interest. The 8% Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $15.56 per Unit. We may elect, from time to time, to satisfy our obligation to pay interest on the 8% Debentures by delivering sufficient Units to the trustee of the 8% Debentures for sale in order to satisfy the cash interest payment to holders. We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date. The principal amount of 8% Debentures outstanding at March 31, 2007 was $7.8 million.

(5)                                  The 9.4% Debentures bear interest at an annual rate of 9.4% payable semi-annually on January 31 and July 31 of each year. The 9.4% Debentures are redeemable by us at a price of $1,050 per debenture on or before July 31, 2007 and at a price of $1,025 per debenture after July 31, 2007 and before maturity on July 31, 2008, in each case, together with accrued and unpaid interest. The 9.4% Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $16.02 per Unit. We may elect, from time to time, to satisfy our obligation to pay interest on the 9.4% Debentures by delivering sufficient Units to the trustee of the 9.4% Debentures for sale in order to satisfy the cash interest payment to holders. We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date. The principal amount of 9.4% Debentures outstanding at March 31, 2007 was $5.6 million.

(6)                                  The 11% Debentures bear interest at an annual rate of 11% payable semi-annually on June 30 and December 31 of each year. The 11% Debentures are redeemable by us at a price of $1,050 per debenture on or before January 1, 2007 and at a price of $1,025 per debenture after January 1, 2007 and before maturity on December 31, 2007, in each case, together with accrued and unpaid interest. The 11% Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $11.24 per Unit. We may elect, from time to time, to satisfy our obligation to pay interest on the 11% Debentures by delivering sufficient Units to the trustee of the 11% Debentures for sale in order to satisfy the cash interest payment to holders. We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date. The principal amount of 11% Debentures outstanding at March 31, 2007 was $1.4 million.

(7)                                  In addition, at March 31, 2007, 2,009,000 Units (plus adjustments in accordance with the plan) were reserved for issuance under our unit award incentive plan 1,608,000 Units were reserved for issuance under our employee Unit ownership plan and 10,605,000 Units were reserved for issuance on conversion of the outstanding Convertible Debentures.

(8)                                  See “Description of Securities – Units” for a description of the Units.

(9)                                  See “Description of Securities - Special Voting Units” for a description of the Special Voting Units.

(10)                            At March 31, 2007, we had accumulated earnings of $378.1 million and accumulated Unitholder distributions of $1,238.3 million.

RECORD OF CASH DISTRIBUTIONS

The following table sets forth the per Unit amount of monthly cash distributions paid by us since the completion of the Arrangement on January 5, 2006.

2006	Distribution Per Unit (1)

January	$0.23
February	$0.23
March	$0.23
April	$0.23
May	$0.23
June	$0.23
August	$0.23
September	$0.23
October	$0.23
November	$0.23
December	$0.23

2007
January	$0.19
February	$0.19
March	$0.19
April	$0.19
May	$0.19
June	$0.19
July	$0.19

Note:

(1)    Monthly information refers to the month in which the record date for the relevant distribution occurs, with the distribution being paid in the following month.

USE OF PROCEEDS

The net proceeds to be derived from the sale of Securities will be the issue price less any commission paid in connection therewith and the expenses relating to the particular offering of Securities. Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, we intend to use the net proceeds from the sale of Securities for general trust purposes, repayment of indebtedness and/or the direct or indirect financing of future growth opportunities, including acquisitions, and capital expenditures. The amount of net proceeds to be used for any such purposes will be described in a Prospectus Supplement. We may invest funds which we do not immediately use in short-term marketable investment grade securities. We may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus.

DESCRIPTION OF SECURITIES

Units

The following is a summary of the material attributes and characteristics of the Units. This summary is not complete and is subject to, and qualified in its entirety by, reference to the terms of the Trust Indenture.

An unlimited number of Units may be created and issued pursuant to the Trust Indenture. Each Unit represents an equal fractional undivided beneficial interest in any distribution from us (whether of net income, net realized capital gains or other amounts) and in any of our net assets in the event of our termination or winding-up. All Units outstanding from time to time are entitled to an equal share of any distributions from us, and in any of our net assets, in the event of our termination or winding-up. All Units rank among themselves equally and rateably without discrimination, preference or priority. Each Unit is transferable, is not subject to any conversion or pre-emptive rights and entitles the holder to require the Trust to redeem any or all of the Units held by that holder and to one vote at all meetings of Unitholders for each Unit held.

Special Voting Units

In order to allow us flexibility in pursuing corporate acquisitions, the Trust Indenture allows for the creation of Special Voting Units that will enable us to effect exchangeable securities transactions. Exchangeable securities transactions are commonly used in Canadian corporate acquisitions to give the selling securityholder a tax deferred “rollover” on the sale of the securityholder’s securities, which may not otherwise be available. In an exchangeable securities transaction the tax event is generally deferred until the exchangeable securities are actually exchanged.

An unlimited number of Special Voting Units may be created and issued pursuant to the Trust Indenture. Holders of Special Voting Units are not entitled to any distributions of any nature whatsoever from us, but are entitled to such number of votes at meetings of Unitholders as may be prescribed by the Board of Directors in the resolution authorizing the issuance of any Special Voting Units. Except for the right to vote at meetings of the Unitholders, the Special Voting Units shall not confer upon the holders thereof any other rights.

No Special Voting Units are issued and outstanding.

Issuance of Units

The Trust Indenture provides that Units, including rights, warrants, options and other securities to purchase, to convert into or to exchange into Units, may be created, issued, sold and delivered on such terms and conditions and at such times as the Board of Directors may determine.

Cash Distributions

We currently distribute $0.19 per Unit per month. Cash distributions are made on or about the 15th day of each month to Unitholders of record on the last day of the immediately preceding calendar month. Future distributions are subject to the discretion of the Board of Directors and may vary depending on, among other things, the current and anticipated commodity price environment. You should also refer to the section of this Prospectus entitled, “Risk Factors”.

Additional Information

For additional information respecting the Units, including information respecting Unitholders’ limited liability, possible restrictions on non-resident Unitholders, the redemption right attached to the Units, meetings of Unitholders, and amendments to the Trust Indenture, you should refer to “Additional Information Respecting Canetic Resources Trust” at pages 35 through 46, inclusive, of the AIF, incorporated by reference into this Prospectus.

Subscription Receipts

Subscription Receipts may be offered separately or together with Units. The Subscription Receipts will be issued under a subscription receipt agreement.

A Subscription Receipt is a security of ours that will entitle the holder to receive a Unit upon the completion of a transaction, typically an acquisition by us of the assets or securities of another entity. After the offering of Subscription Receipts, the subscription proceeds for the Subscription Receipts are held in escrow by the designated escrow agent, pending the completion of the transaction. Holders of Subscription Receipts are not Unitholders. Holders of Subscription Receipts are only entitled to receive Units upon the surrender of their Subscription Receipts to the escrow agent or to a return of the subscription price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds.

The particular terms and provisions of Subscriptions Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts. This description will include, where applicable: (i) the number of Subscription Receipts:

(ii) the price at which the Subscription Receipts will be offered; (iii) the terms, conditions and procedures pursuant to which the holders of Subscription Receipts will become entitled to receive Units; (iv) the number of Units or other securities that may be obtained upon exercise of each Subscription Receipts; (v) the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each security; (vi) the terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon; (vii) the material income tax consequences of owning, holding and disposing of the Subscription Receipts; and (viii) any other material terms and conditions of the Subscription Receipts.

PLAN OF DISTRIBUTION

We may sell the Securities (i) to underwriters or dealers purchasing as principal, (ii) directly to one or more purchasers pursuant to applicable statutory exemptions, or (iii) through agents in Canada, the United States and elsewhere where permitted by law, for cash or other consideration. The Securities may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Securities. The Prospectus Supplement for any of the Securities being offered will set forth the terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Securities, the proceeds to us from that sale if determinable, any underwriting fees or discounts and other items constituting underwriters’ compensation, any public offering price, and any discounts or concessions allowed or re-allowed or paid to dealers or agents. Only underwriters named in the relevant Prospectus Supplement are deemed to be underwriters in connection with the Securities offered by that Prospectus Supplement.

If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The Securities may also be sold directly by us at prices and upon terms agreed to by the purchaser and us or through agents designated by us from time to time. Any agent involved in the offering and sale of the Securities pursuant to this Prospectus will be named, and any commissions payable by us to that agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

We may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered by this Prospectus. Any such commission will be paid out of our general funds. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect thereof.

Any offering of Subscription Receipts will be a new issue of Securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts will not be listed on any securities exchange. Certain dealers may make a market in the Subscription Receipts, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Subscription Receipts or as to the liquidity of the trading market, if any, for the Subscription Receipts.

INTEREST OF EXPERTS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of such Securities will be passed upon for us by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and certain United States legal matters, to the extent they are addressed in any Prospectus Supplement, will be passed upon by Dorsey & Whitney LLP, Vancouver, British Columbia and New York, NY. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law. As at the date hereof, the partners and associates of Burnet, Duckworth & Palmer LLP and Dorsey & Whitney LLP beneficially own, directly or indirectly, less than 1% of the Units, respectively.

Reserves estimates incorporated by reference into this Prospectus are based upon reports prepared by GLJ Petroleum Consultants Ltd., Sproule Associates Limited and AJM Petroleum Consultants. As of the date hereof, the principals of GLJ, as a group, the principals of Sproule, as a group, and the principals of AJM, as a group, beneficially own, directly or indirectly, less than 1% of the Units, respectively.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of acquiring, owning or disposing of any Units offered thereunder, including to the extent applicable, whether the distributions relating to the Units will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe certain United States federal income tax consequences of the ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

RISK FACTORS

An investment in the Securities is subject to various risks including those risks inherent to the industries in which we operate. If any of these risks occur, our production, revenues and financial condition could be materially harmed, with a resulting decrease in distributions on, and the market price of, the Units. As a result, the trading price of the Securities could decline, and you could lose all or part of your investment.

Before deciding whether to invest in any Securities, investors should consider carefully the risks set out below and in any documents incorporated by reference in this Prospectus (including subsequently filed documents incorporated herein by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

Risks Related to Our Business

Volatility in oil and natural gas prices could have a material adverse effect on results of operations and financial condition, which, in turn, could negatively affect the amount of distributions to our Unitholders.

Our results of operations and financial condition are dependent upon the prices that we receive for the oil and natural gas that we sell.  Historically, the oil and natural gas markets have been volatile and are likely to continue to be volatile in the future.   Oil and natural gas prices have fluctuated widely during recent years and are subject to fluctuations in response to relatively minor changes in supply, demand, market uncertainty and other factors that are beyond our control. These factors include, but are not limited to:

•             global energy policy, including the ability of OPEC to set and maintain production levels and influence prices for oil;

•             political instability and hostilities and the risk of hostilities;

•             foreign supply of oil and natural gas;

•             weather conditions;

•             the overall level of energy demand;

•             production and storage levels of natural gas;

•             government regulations and taxes;

•             currency exchange rates;

•             the availability of transportation infrastructure;

•             the effect of worldwide environmental and/or energy conservation measures;

•             the price and availability of alternative energy supplies; and

•             the overall economic environment.

Any decline in the price of oil or natural gas could have a material adverse effect on our operations, financial condition, borrowing ability, reserves and the level of expenditures for the development of reserves.  Fluctuations in the price of oil and natural gas will also have an effect on the acquisition costs of any future oil and natural gas properties that we may acquire. As well, cash distributions to Unitholders are highly sensitive to the prevailing price of crude oil and natural gas and would likely decline with any decline in the price of oil or natural gas.

Our hedging program could result in us not realizing the full benefit of oil and natural gas price increases.

We use financial derivative instruments and other hedging mechanisms to try to limit the impact of adverse effects resulting from changes in natural gas and oil commodity prices. In hedging our commodity price exposure, we attempt whenever practicable to use financial instruments that protect us against downward price movements while still providing some variable level of participation in the event that prices increase. To the extent we hedge our commodity price exposure, we recognize that depending on the type of structure used, we may forego some or all of the benefit of a commodity price increase. We recognize that this potential opportunity cost is a trade-off for limiting our exposure to downward price movements. In addition to the potential of experiencing an opportunity cost, other potential costs or losses associated with hedging include the risk that the other party to a hedge transaction does not perform its obligations under the hedge agreement, the hedge is imperfect or our hedging policies and procedures are not followed. Furthermore, we cannot guarantee that such hedging transactions will fully offset the risk of changes in commodity prices. Our commodity hedging activities could expose us to losses. Such losses could occur under various circumstances.

If oil and gas prices decline, we might be required under Canadian GAAP to write down the value of our assets.

We regularly assess the carrying value of our assets in accordance with Canadian GAAP under the full cost method. If oil and natural gas prices become depressed or decline, the carrying value of our assets could be subject to downward revision.

If we are unable to acquire additional reserves, the value of our Units and distributions to Unitholders will decline.

Our ability to pay cash distributions to Unitholders depends upon our ability to meet our interest, principal, dividend and other distribution obligations, as well as the level of funds flow from operations that we generate. Our funds flow from operations is received from the production of oil and natural gas and is susceptible to the risks and uncertainties associated with the oil and natural gas industry generally. Distributions of distributable cash in respect of our oil and gas properties, absent commodity price increases or cost effective acquisition and development activities, will decline over time in a manner consistent with declining production from typical oil, natural gas and natural gas liquids reserves. As a trust, we do not reinvest funds flow from operations in the same manner as other industry participants. Accordingly, absent capital injections, our production levels and reserves will decline over time.

If we are unable to supplement our reserves through additional development or the acquisition of additional oil and natural gas properties, if we are unable to successfully exploit our existing properties, or if we are unable to obtain external sources of capital on commercially reasonable terms, our ability to expand our oil and natural gas reserves, our ability to meet our payment obligations and our ability to pay distributions to Unitholders would be adversely affected, which would negatively affect the value of our Units.

We may not be able to achieve the anticipated benefits of acquisitions and the integration of acquisitions may result in the loss of key employees and the disruption of ongoing business relationships.

We have completed a number of acquisitions and we anticipate making additional acquisitions in the future to strengthen our position in the oil and natural gas industry and to create the opportunity to realize certain benefits. Achieving the benefits of completed and future acquisitions depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as our ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with ours. The integration of acquired businesses requires the dedication of substantial management effort, time and resources, which may divert management’s focus, and resources from other strategic opportunities and from operational matters. The integration process may result in the loss of key employees and the disruption of ongoing business, supplier, customer and employee relationships that may adversely affect our ability to achieve the anticipated benefits of past and future acquisitions.

Incorrect assessments of value at the time of acquisitions could adversely affect the value of our Units and distributions to our Unitholders.

Acquisitions of oil and gas properties or companies are based in large part on engineering and economic assessments made by independent engineers or engineers employed by us. These assessments include a series of assumptions regarding such factors as recoverability and marketability of oil and gas, future prices of oil and gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. In particular, the price that we are willing to pay for an acquisition is based largely on estimates of the reserves to be acquired and the existing commodity price environment. Many of these factors are subject to change and are beyond our control. All such assessments involve a measure of geologic and engineering uncertainty that could result in lower production and reserves than anticipated.  If actual reserves or production are less than we expect, our funds flow from operations and distributions to Unitholders would be negatively affected.

Actual reserves will vary from reserve estimates, and those variations could be material, and negatively affect the market price of the Units and distributions to our Unitholders.

The value of the Units depends upon, among other things, the reserves attributable to our properties.  Estimating reserves is inherently uncertain.  The reserve and recovery information contained in this Prospectus, including the documents incorporated by reference into this Prospectus, are only estimates, and the actual production and ultimate reserves from the properties will be greater or less, perhaps materially, than the estimates prepared. Many of the factors on which reserve estimates are based as of the date on which the estimates are made, are subject to change and are beyond our control. In addition, probable reserve estimates for properties may require revision based on the actual development strategies employed to prove such reserves. Estimated reserves may also be affected by changes in oil and natural gas prices. Declines in our reserves that are not offset by the acquisition or development of additional reserves will reduce the underlying value of the Units and distributions to our Unitholders.

There are risks associated with the exploitation and development of oil and gas properties.

Exploitation and development risks are due to the uncertain results of searching for and producing oil and natural gas using imperfect scientific methods.

A decline in our ability to market our oil and natural gas production would have a material adverse effect on our production levels or on the price received for our production, which, in turn, could reduce distributions to our Unitholders and affect the market price of the Units.

The marketability and price of oil and natural gas that we may acquire or discover will be affected by numerous factors beyond our control, including:

•             demand for oil and natural gas;

•             market fluctuations;

•             the proximity and capacity of oil and natural gas pipelines and processing equipment;

•             the availability of open access transportation infrastructure;

•             general economic conditions;

•             changes in supply and demand; and

•             government regulations, including regulations relating to taxation, environmental protection, royalties, allowable production, pricing, importing and exporting of oil and natural gas.

Distributions might be reduced during periods in which we make capital expenditures using our funds flow from operations, which could negatively affect the market price of the Units.

Production and development costs incurred with respect to properties, including power costs and the costs of injection fluids associated with tertiary recovery operations, reduce the funds flow from operations that we receive and, consequently, the amounts we can distribute to our Unitholders.

The timing and amount of capital expenditures directly affect the amount of funds flow from operations available for distribution to Unitholders. Distributions may be reduced, or even eliminated, at times when significant capital or other expenditures are made. To the extent that external sources of capital, including the issuance of additional Units, become limited or unavailable, the our ability to make the necessary capital investments to maintain or expand oil and gas reserves and to invest in assets, as the case may be, will be impaired. To the extent that we are required to use funds flow from operations to finance capital expenditures or property acquisitions, the cash we have available to distribute to our Unitholders will be reduced.

We are exposed to potential liabilities that may not be covered by insurance.

The operation of oil and gas wells involves a number of operating and natural hazards, which may result in blowouts, environmental damage and other unexpected or dangerous conditions resulting in damage to us and possible liability to third parties. We maintain liability insurance, where available, in amounts consistent with industry standards, but we cannot fully protect against all of the possible risks, and not all of the risks are insurable.  Furthermore, insurance might not be available on commercially reasonable terms.  In particular, insurance against risks from environmental pollution occurring over time (as opposed to sudden and catastrophic damage) is not available on commercially reasonable terms. We might become liable for damages arising from events against which we cannot insure, cannot fully insure or against which we may elect not to insure because of high premium costs or other reasons. Costs incurred to repair such damage or pay such liabilities will have an adverse effect on our financial condition and therefore on the funds flow from operations available to be distributed to holders of Units.

We do not operate all of our properties.  Therefore, our results of operations may be adversely affected by the failure of third party operators, and harm to their business could cause delays and additional expenses in our receiving revenues, which could negatively affect the market price of the Units and distributions to our Unitholders.

Continuing production from a property, and to some extent the marketing of that production, are largely dependent upon the abilities of the operator of the property. To the extent the operator fails to perform these functions properly, revenue may be reduced. Payments from production generally flow to us through the operator and there is a risk of delay and additional expense in receiving those revenues if the operator fails to perform its functions efficiently or becomes insolvent. To the extent that we are not the operators of our oil and natural gas properties, we depend upon third party operators for the timing of activities related to those properties and will be largely unable to direct or control the activities of those operators.

The operation of the wells located on properties not operated by us are generally governed by operating agreements that typically require the operator to conduct operations in a good and workmanlike manner. Operating agreements generally provide, however, that the operator will have no liability to the other non-operating working interest owners for losses sustained or liabilities incurred, except those that result from gross negligence or wilful misconduct. In addition, third-party operators are generally not fiduciaries with respect to us or our Unitholders. The Operating Entities, as owners of working interests in properties not operated by them, will generally have a cause of action for damages arising from a breach of the operator’s duty. Although not established by definitive legal precedent, it is unlikely that the Trust or our Unitholders would be entitled to bring suit against third-party operators to enforce the terms of the operating agreements. Therefore, our Unitholders will be dependent upon the Operating Entities, as owners of the working interest, to enforce such rights.

An increase in our operating costs or a decline in our production levels could have a material adverse effect on our results of operations and financial condition and, therefore, could reduce distributions to Unitholders as well as affect the market price of the Units.

Higher operating costs for our properties will directly decrease the amount of funds flow from operations available for distributions to Unitholders. Electricity, chemicals, supplies, reclamation and abandonment and labour costs are a few of the operating costs that are susceptible to material fluctuation.

The level of production from our existing properties may decline at rates greater than anticipated due to unforeseen circumstances, many of which are beyond our control. A significant decline in production could result in materially lower revenues and funds flow from operations and, therefore, could reduce the amount available for distributions to Unitholders and the market price of our Units.

Our distributions could be adversely affected by unforeseen title defects, which could reduce distributions to our Unitholders.

Although we may conduct title reviews prior to asset acquisitions, we do not always do so and in any event those reviews do not guarantee or certify that a defect in the chain of title may not arise and defeat our claim to the purchased assets. If such a defect were to arise, our entitlement to the production from the affected assets would be jeopardized and a reduction of funds flow from operations available for distribution to Unitholders could result in such circumstances.

The economic impact on us of claims of aboriginal title is unknown.

Aboriginal people have claimed aboriginal title and rights to a substantial portion of western Canada. The economic impact on us of claims of aboriginal title is unknown and we are unable to assess the effect, if any, that any such claim would have on our business and operations.

Canadian and United States practices differ in reporting reserves and production and our estimates may not be comparable to those of companies in the United States.

We report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.

We incorporate additional information with respect to production and reserves which is either not generally included or prohibited under rules of the SEC and practices in the United States. We follow the Canadian practice of reporting gross production and reserve volumes; however, we also follow the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments). We also follow the Canadian practice of using forecast prices and costs when we estimate our reserves; however, we separately estimate our reserves using prices and costs held constant at the effective date of the reserve report in accordance with the Canadian reserve reporting requirements. These requirements are similar to the constant pricing reserve methodology utilized in the United States.

You should also refer to the section of this Prospectus entitled “Presentation of Financial and Oil and Gas Reserves and Production Information”.

Fluctuations in foreign currency exchange rates could adversely affect our business, and adversely affect the market price of the Units as well as distributions to our Unitholders.

The price that we receive for a majority of our oil and natural gas is based on United States dollar denominated benchmarks, and therefore the price received in Canadian dollars is affected by the exchange rate between the two currencies. A material increase in the value of the Canadian dollar relative to the United States dollar may negatively impact net production revenue by decreasing the Canadian dollars received for a given United States dollar price. We could be subject to unfavourable price changes to the extent that we have engaged, or in the future engage, in risk management activities related to foreign exchange rates, through entry into forward foreign exchange contracts or otherwise.

Our operation of oil and natural gas wells could subject us to environmental claims and liability.

Our operations are subject to a variety of federal, provincial and state laws and regulations, including laws and regulations relating to the protection of the environment. A breach of any of that legislation may result in the imposition of fines or issuance of clean up orders. Furthermore, that legislation may be changed to impose higher standards and potentially more costly obligations on our operations.   Therefore, we cannot guarantee that we will be able to satisfy all of our actual future environmental and reclamation obligations.

Any site reclamation or abandonment costs actually incurred in the ordinary course of business in a specific period will be funded out of funds flow from operations, and therefore will reduce the amounts available for distribution to Unitholders.  If we are unable to fully fund the cost of remedying an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.

Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established thereunder to set legally binding targets to reduce nationwide emissions of carbon dioxide, methane, nitrous oxide and other so called “greenhouse gases”. Our exploration and production facilities and other operations and activities emit a small amount of greenhouse gases, which may subject us to legislation regulating emissions of greenhouse gases. The Government of Canada has put forward a Climate Change Plan for Canada that suggests further legislation will set greenhouse gases emission reduction requirements for various industrial activities, including oil and gas exploration and production. Future federal legislation, together with provincial emission reduction requirements, may require the reduction of emissions or emissions intensity of our operations and facilities. The direct or indirect costs of these regulations may adversely affect our business and reduce the funds flow from operations available for distribution to Unitholders.

Our indebtedness may limit the amount of distributions that we are able to pay our Unitholders, and if we default on our debt, the net proceeds of any foreclosure sale would be allocated to the repayment of our lenders and other creditors and only the remainder, if any, would be available for distribution to our Unitholders.

Any payments of interest, principal or other costs or disbursements that we made to the lenders of our debt reduces our funds flow from operations available to distribute to Unitholders. Variations in interest rates and scheduled principal repayments could result in significant changes to the amount of funds flow from operations that we have available to distribute to Unitholders in any given period.  The agreements with our lenders may also limit the distributions to the Trust and by the Trust to Unitholders. Although we believe that our credit facilities will be sufficient for our immediate requirements, we cannot be certain that the amounts available under our credit facilities will be adequate to cover our financial obligations, and if they are not sufficient, that additional funds can be obtained.  If we are unable to service our indebtedness, it would have a material adverse effect on our business, financial results, funds flow from operations available for distributions to Unitholders and the market value of our Units.

Our principal lenders obtain guarantees and subordination agreements from us. If we become unable to pay our debt service charges or otherwise commit an event of default such as bankruptcy, the lenders may prohibit us from making payments to the Trust. The lenders may enforce our payment obligations under their loan agreements and guarantees, and those obligations to the lenders will rank in priority to any inter-company payments that fund our distributions to our Unitholders.

In the event of a bankruptcy, liquidation or reorganization of Canetic or any of the other Operating Entities, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of Canetic and the other Operating Entities, before any assets are made available for distribution to the Trust. The Units are therefore effectively junior to the bank indebtedness and most other liabilities (including trade payables) of Canetic and the other Operating Entities. Neither Canetic nor any of the other Operating Entities are limited in their ability to incur secured or unsecured indebtedness.

Delays in business operations could adversely affect distributions to Unitholders and the market price of the Units.

In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of oil and gas properties, and by the operator to us, payments between any of those parties may be delayed by:

•                  restrictions imposed by lenders;

•                  delays in the sale or delivery of products;

•                  delays in the connection of wells to a gathering system;

•                  blowouts or other accidents;

•                  recovery by the operator of expenses incurred in the operation of oil and gas properties; and

•                  industry wide or regional accidents or curtailment.

Any of these delays could reduce the amount of funds flow from operations available for distribution to Unitholders in a given period and expose us to additional third party credit risks.

We may be unable to successfully compete with other companies in our industry, which could negatively affect the market price of the Units and distributions to our Unitholders.

There is strong competition relating to all aspects of the oil and gas industry. We actively compete with a substantial number of other oil and natural gas companies, many of which have significantly greater financial and other resources than we have, for:

•                  capital;

•                  reserve acquisitions;

•                  undeveloped properties;

•                  access to equipment, pipelines, refining capacity; drilling and service rigs, and processing facilities; and

•                  skilled industry personnel.

Our management may have conflicts of interest that may create incentives for them to act contrary to or in competition with the interests of our Unitholders.

Our directors and officers are engaged in and will continue to engage in other activities in the oil and natural gas industry and, as a result of these and other activities, our directors and officers may become subject to conflicts of interest. The ABCA provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director must disclose his interest in such contract or agreement and must refrain from voting on any matter in respect of that contract or agreement unless otherwise provided under the ABCA. To the extent that conflicts of interest arise, the conflicts will be resolved in accordance with the provisions of the ABCA.

Risks Related to the Trust Structure and Ownership of Trust Units

The Government of Canada has enacted tax law changes that will tax our distributions and therefore reduce the percentage of our funds flow from operations that is available for distribution to Unitholders beginning in 2011.

As described under “Recent Developments – Federal Income Tax Changes”, the SIFT Rules received Royal Assent and became law on June 22, 2007.

“Specified investment flow-through” entities, or “SIFTs”, are certain publicly traded income and royalty trusts and limited partnerships, including us.  For SIFTs in existence on October 31, 2006, such as us, the SIFT Rules will be effective in 2011, unless certain rules relating to “undue expansion” are not adhered to.  Under the guidance provided, we can increase our equity by approximately $4.5 billion between now and 2011 without prematurely triggering the SIFT Rules.  If we prematurely trigger the SIFT Rules, the adverse tax consequences resulting from the proposals could be realized sooner than 2011.  Our ability to continue to acquire new assets without becoming subject to the tax proposals prior to 2011 is therefore uncertain.  The effect that the SIFT Rules will have on the market for our Units and income trust units generally, and our ability to finance future acquisitions through the issuance of Units or other securities is also uncertain. No assurance can be provided that we will not take actions in the future that could cause the SIFT Rules to apply to us prior to 2011.

The SIFT Rules will likely result in adverse tax consequences to us and some of our Unitholders, and could negatively affect the cash distributions that we pay to our Unitholders.  In particular, under the SIFT Rules, distributions will not be deductible for income tax purposes by SIFTs in 2011 and thereafter and any trust level taxable income will be taxed in the trust at a rate approximately the same as the corporate income tax rate.  Distributions will be reduced by tax payable at the trust level. The resultant distributions will be considered taxable dividends to Unitholders, with Canadian resident individual Unitholders generally eligible for a Canadian dividend tax credit.  Distributions representing a return of capital will continue to be an adjustment to a Unitholder’s adjusted cost base of Units and, in the case of non-residents, subject to a 15% Canadian withholding tax.

In simplified terms, under the SIFT Rules, income distributions will first be taxed at the Trust level at a special rate estimated to be 31.5%.  Non-resident Unitholders will be further taxed on income distributions at the non-resident withholding tax rate for dividends.  All or a portion of non-resident withholding taxes levied by Canada could potentially be recovered as a foreign tax credit in certain circumstances.  Income distributions to Canadian resident individual Unitholders will be treated as dividends from a taxable Canadian corporation and will be eligible for a dividend tax credit.  Income distributions to corporations resident in Canada will be eligible for full deduction as tax free inter-corporate dividends and potentially subject to a 33 1/3% refundable tax.  Tax-deferred accounts will continue to pay no tax on distributions.  Therefore, the net after tax effect on Canadian taxable investors is expected to be minimal.  However, as a result of the 31.5% distribution tax at the Trust level, after tax distributions from income or return on capital to tax-deferred accounts and non-residents of Canada will be reduced by approximately 31.5%.  The long-term effect of the SIFT Rules on us is yet to be determined. We continue to review the impact of the SIFT Rules on our business strategy and evaluate strategic alternatives that we could elect to pursue in response to the SIFT Rules.  Any actions that we take could have adverse consequences for our Unitholders.

Changes in Canadian income tax legislation and other laws may adversely affect us and our Unitholders.

Income tax laws, other laws, government incentive programs and administrative policies applicable to us and the oil and natural gas industry generally may, in the future, be changed or interpreted in a manner that adversely affects us or holders of Units.  Furthermore, if applicable tax authorities disagree with the manner in which we calculate our income for tax purposes or otherwise change their administrative practices to our detriment or the detriment of our Unitholders, it could have a material adverse effect on our business and our Unitholders.

If we cease to qualify as a “mutual fund trust” under the Canadian tax laws, adverse tax consequences would arise for the Trust and Unitholders.

We are currently a “mutual fund trust” for purposes of Canadian federal income tax laws.  If we should cease to qualify as a mutual fund trust, adverse tax consequences may arise for us and our Unitholders, some of which include:

•                  we would be taxed on certain types of income distributed to Unitholders, including income generated by the royalties and the net profits interests that we hold. Payment of this tax may have adverse consequences for some Unitholders, particularly Unitholders that are not residents of Canada and residents of Canada that are otherwise exempt from Canadian income tax;

•                  Units held by Unitholders that are not residents of Canada would become taxable Canadian property. Consequently, these non-resident Unitholders would be subject to Canadian income tax on any gains realized on a disposition of Units held by them; and

•                  the Units would cease to be qualified investments for Registered Retirement Savings Plans (“RRSP”), Registered Retirement Income Funds (“RRIF”), Deferred Profit Sharing Plans and Registered Education Savings Plans (“RESP”). If, at the end of any month, one of these exempt plans holds Units that were qualified investments at the time of acquisition, but subsequently have ceased to be qualified investments, the plan must pay a tax equal to 1% of the fair market value of the Units at the time the Units were acquired. In addition, where a trust governed by an RRSP or RRIF holds Units that are not qualified investments, the trust will become taxable on its income attributable to the Units while they are not qualified investments, including the full amount of any capital gain realized on a disposition of Units while they are not qualified investments. Where an RESP holds Units that are not qualified investments, the plan’s registration may be revoked by the Canada Revenue Agency. If an RESP’s registration is revoked, it will become subject to tax on its taxable income.

We may take certain measures in the future if we believe it necessary to do so in order to preserve our status as a mutual fund trust.  These measures could be adverse to some holders of Units.

Our Trust Indenture permits our board of directors to restrict the ownership of Units by non-residents of Canada in certain circumstances in order to maintain our status as a mutual fund trust.

Generally, a trust cannot qualify as a “mutual fund trust” for the purposes of Canadian federal income tax laws if it is established or is being maintained primarily for the benefit of non-residents, which is generally accepted to exist in most situations where non-resident holders own in excess of 50% of the total number of Units issued and outstanding.

There is currently an exception to the non-resident ownership restriction described above where no more than 10% of a trust’s property at the determination time consisted of “taxable Canadian property”. However, if at any time the Board of Directors determines or becomes aware that our ability to continue to rely on that exception for purposes of qualifying as a mutual fund trust is in jeopardy, then we will begin to monitor the holdings of Units by non-residents of Canada and we may take any steps that are as are necessary or desirable to ensure that we are not maintained primarily for the benefit of non-residents or that we are otherwise able to continue to qualify as a mutual fund trust for Canadian federal income tax purposes.

We may, at any time, request that our trustee make reasonable efforts to obtain declarations as to the beneficial ownership of Units, perform residency searches of Unitholders and beneficial mailing address lists, and take other steps to determine or estimate as best possible the residence of the beneficial owners of the Units.

If at any time our board of directors determines that it is in our best interest, we may:

•                  require the trustee to refuse to accept a subscription for Units from, or issue or register a transfer of Units to, a person unless the person provides a declaration that the Units to be issued or transferred to that person will not, when issued or transferred, be beneficially owned by a non-resident;

•                  to the extent practicable in the circumstances, send a notice to registered holders of Units that are beneficially owned by non-residents requiring them to sell all or part of their Units that are beneficially owned by non-residents. If the Unitholders receiving that notice have not sold the specified number of such Units or provided us with satisfactory evidence that the Units are not beneficially owned by non-residents within the provided time period, we may, on behalf of that registered Unitholder, sell the necessary Units and, in the interim, suspend the voting and distribution rights attached to the Units and make any distribution in respect of those Units by depositing the applicable amounts in a separate bank account in a Canadian chartered bank (net of any applicable taxes). Upon completion of that sale, the affected holders will cease to be holders of the sold Units;

•                  delist the Units from any non-Canadian stock exchange; and

•                  take any other actions that our board of directors determines are appropriate in the circumstances to reduce or limit the number of Units held by non-residents to ensure that we are not maintained primarily for the benefit of non-residents.

Notwithstanding any other provision of the Trust Indenture, non-resident Unitholders, whether registered holders or beneficial holders of Units, are not be entitled to vote on any special resolutions to amend the provisions of the Trust Indenture relating to restrictions on non-resident ownership.

If we do not distribute all of our taxable income in a fiscal year, Unitholders that trade their Units before all of that income is distributed could be allocated income but not receive the associated distribution.

Under our Trust Indenture, all of our taxable income in a fiscal year that is not previously distributed to Unitholders in that fiscal year must be distributed to Unitholders of record on December 31. This excess income, if any, will be allocated to Unitholders of record at December 31, but the right to receive this income, if the amount is not determined and declared payable at December 31, will trade with the Units until determined and declared payable in accordance with the rules of the Toronto Stock Exchange. To the extent that a Unitholder trades Units during this period they will be allocated such income but will dispose of their right to receive such distribution.

Your redemption right as a Unitholders is limited.

Unitholders have a limited right to require us to repurchase their Units, which is referred to as a redemption right. It is anticipated that the redemption right will not be the primary mechanism for holders of Units to dispose of their Units. Our ability to pay cash in connection with a redemption is subject to limitations.  Any securities that may be distributed in specie to Unitholders in connection with a redemption will not be listed on any stock exchange and a market may not develop for those securities.  Also, some of those securities may not be qualified investments for certain tax deferred investors.  There might also be resale restrictions imposed by law upon the recipients of the securities under the redemption right. Redemption proceeds paid to a non-resident are subject to a 15% withholding tax.

Unitholders may suffer dilution.

We may elect to redeem our currently outstanding convertible debentures for Units or settle the interest and/or pay the redemption price at maturity of those convertible debentures by issuing additional Units, which would cause dilution for our Unitholders. In addition, if we sell Units in connection with our efforts to raise capital to pay for our operations and acquisitions, Unitholders would suffer dilution as a result of the issuance of new Units. If Unitholders suffer dilution. the market price of our Units could be reduced.

Your rights as a Unitholder differ from the rights associated with other types of investments and we cannot assure you that the distributions you receive over the life of your investment will meet or exceed your initial capital investment.

The Units do not represent a traditional investment in the oil and natural gas sector and should not be viewed by investors as shares in our Operating Entities or as a direct investment in our operating business or assets. The Units represent a fractional interest in the Trust. As holders of Units, Unitholders do not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions.  The unavailability of these statutory rights may also reduce the ability of Unitholders to seek legal remedies against other parties on our behalf.

Our cash distributions do not represent a “yield” in the traditional sense as they typically represent both return of capital and return on investment. However, Units will have minimal value when reserves from our properties can no longer be economically produced or marketed and therefore Unitholders will only be able to obtain a return of the capital they invested during the period when reserves may be economically recovered and sold.  Accordingly, the distributions received over the life of the investment may not meet or exceed the initial capital investment.

A trust is not a legally recognized entity within the relevant definitions of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and in some cases, the Winding Up and Restructuring Act (Canada). As a result, if a restructuring of the Trust becomes necessary, the Trust would not be able to access the remedies available under that legislation.

The Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that statute or any other legislation. Furthermore, we are not a trust company and, accordingly, are not registered under any trust and loan company legislation, as we do not carry on or intend to carry on the business of a trust company.

The limited liability of Unitholders is uncertain.

The Trust Indenture provides that no Unitholder, in its capacity as such, shall incur or be subject to any liability arising out of or related to us, our business or the Trust Indenture. Furthermore, the Income Trusts Liability Act (Alberta) came into force on July 1, 2004 and provides that a Unitholder will not be, as a beneficiary, liable for any act, default, obligation or liability of the trustee that arises after the legislation came into force. Nevertheless, notwithstanding the terms of the Trust Indenture, Unitholders may not be protected from our liabilities to the same extent a shareholder is protected from the liabilities of a corporation. In particular, personal liability may arise in respect of claims against us, to the extent that claims are not satisfied by us, that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities that arose prior to July 1, 2004.  We have agreed to indemnify and hold harmless our Unitholders from any costs, damages, liabilities, expenses, charges and losses suffered by the Unitholder resulting from or arising out of that Unitholder not having limited liability, but we cannot guarantee that any assets would be available in these circumstances to fully reimburse Unitholders for these liabilities.

There might not always be an active trading market in the United States and/or Canada for the Units or Subscription Receipts.

While there is currently an active trading market for the Units in both the United States and Canada, we cannot guarantee that an active trading market will be sustained in either country.  There is no guarantee that an active trading market will develop for any Subscription Receipts that may be issued under this Prospectus.  If an active trading market in the Units is not sustained, or if an active trading market for any Subscription Receipts does not develop, the trading liquidity of the relevant Securities will be limited and the market value of the relevant Securities may be reduced.

We depend upon our management and the loss of our key management and other personnel could negatively affect our business.

We depend upon our senior management and board of directors in respect of all aspects of the management of matters relating to our business and properties. The success of our operations depends largely upon the skills and expertise of our senior management and other key personnel. Our continued success depends upon our ability to retain or recruit such personnel.

Changes in regulation may adversely affect our business.

The oil and gas industry in Canada operates under federal, provincial and municipal legislation and regulation governing such matters as land tenure, prices, royalties, production rates, environmental protection controls, income, the exportation of crude oil, natural gas and other products, as well as other matters.  The industry is also subject to regulation by governments in such matters as the awarding or acquisition of exploration and production rights or other interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields (including restrictions on production) and possibly expropriation or cancellation of contract rights.

Government regulations may be changed from time to time in response to economic or political conditions.  The exercise of discretion by governmental authorities under existing regulations, the implementation of new regulations or the modification of existing regulations affecting the oil and gas industry could reduce demand for crude oil and natural gas, increase our costs or otherwise have a material adverse effect on us.

Before proceeding with a project, the participants in the project must obtain all required regulatory approvals.  The regulatory approval process can involve stakeholder consultation, environmental impact assessments and public hearings, among other things.  In addition, regulatory approvals may be subject to conditions including security deposit obligations and other commitments.  Failure to obtain regulatory approvals, or failure to obtain them on a timely basis, could result in delays and abandonment or restructuring of the projects undertaken by us and increased costs, all of which could have a material adverse effect on us.

LEGAL PROCEEDINGS

There are no outstanding legal proceedings material to us to which the Trust or any Operating Entity is a party or in respect of which any of their respective properties are subject, nor are there any such proceedings known to be contemplated.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are Deloitte & Touche LLP, Chartered Accountants, 3000, 700    2nd Street S.W., Calgary, Alberta T2P 0S7.

The transfer agent and registrar for the Units is Computershare Trust Company of Canada at its principal offices in Calgary, Alberta and Toronto, Ontario.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) consents of independent auditors, counsel and engineers; (iii) powers of attorney pursuant to which the amendments to the registration statement may be signed; and (iv) the Trust Indenture.

AUDITORS’ CONSENT

We have read the short form base shelf prospectus of Canetic Resources Trust (the “Trust”) dated •, 2007 relating to the issuance and sale of trust units or subscription receipts of the Trust (the “Prospectus”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to incorporation by reference in the Prospectus of our report to the unitholders of the Trust on the consolidated balance sheets of the Trust as at December 31, 2006 and 2005 and the consolidated statements of earnings, deficit and cash flows for the years then ended. Our report is dated March 21, 2007.

We also consent to the incorporation by reference in the Prospectus of our report to the Board of Directors of the Trust relating to the Differences between Canadian and United States Generally Accepted Accounting Principles of the Trust as at and for the years ended December 31, 2006 and 2005.  Our report is dated August 3, 2007.

Calgary, Alberta	•
•, 2007	Chartered Accountants

AUDITORS’ CONSENT

We have read the short form base shelf prospectus of Canetic Resources Trust (the “Trust”) dated •, 2007 relating to the issuance and sale of trust units or subscription receipts of the Trust (the “Prospectus”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our reports to the directors of Samson Canada Ltd. on the schedules of revenue and expenses of the Hoadley, BC North and BC South assets for the years ended December 31, 2005 and 2004. Our reports are dated May 15, 2006.

Tulsa, Oklahoma	•
•, 2007

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 4.7 of the administration agreement (the “Administration Agreement”), dated January 5, 2006, between Canetic Resources Inc. (the “Administrator”), as administrator, and Computershare Trust Company of Canada (the “Trustee”), as trustee, provides that the Administrator and any person who, at the request of the Administrator, is serving or shall have served as a director, officer, employee, advisor, partner, consultant, agent or subcontractor of the Administrator shall be indemnified and saved harmless by us against all losses (other than loss of profit), claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants’ fees) of whatsoever kind or nature incurred by, borne by or asserted against any of such indemnified parties in any way arising from and related in any manner to the provision of services and the performance of obligations by the Administrator pursuant to the Administration Agreement, unless such indemnified party is found liable for or guilty of fraud, wilful default or gross negligence. The foregoing right of indemnification is not exclusive of any other rights to which the Administrator or any person referred to in Section 4.7 may be entitled as a matter of law or equity or which may be lawfully granted to him.

Section 7.8 of our Amended and Restated Trust Indenture, dated as of January 5, 2006, between 1198329 Alberta Ltd., John A. Brussa and the Trustee, as trustee, contains similar indemnification provisions with respect to indemnifying the Trustee under such indenture.  Section 7.9 of the indenture contains additional indemnification provisions with respect to indemnifying the Trustee under such indenture with respect to environmental matters.

Section 124 of the Business Corporations Act (Alberta) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a) was substantially successful on the merits in the person’s defence of the action or proceeding,

(b) fulfills the conditions set out in subsection (1)(a) and (b), and

(c) is fairly and reasonably entitled to indemnity.

(3.1)   A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a) in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b) in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Section 5.02 of the by-laws of Canetic Resources Inc. (the “Corporation”), the administrator of Canetic Resources Trust, provides that the Corporation will, to the extent permitted by law, indemnify the Corporation’s directors and officers, former directors and officers, and any person who acts or acted at the Corporation’s request as a director or officer of a corporation of which the Corporation is or was a shareholder or creditor, against all costs, charges and expenses, including any amount paid to settle an action to satisfy a judgment reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding as to which such person is made a party by reason of being or having been such a director or officer, if

(a) such person acted honestly and in good faith with a view to the best interests of the Corporation, and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that the person’s conduct was lawful.

The Corporation has purchased insurance against potential claims against the directors and officers of the Corporation and against loss for which the Corporation may be required or permitted by law to indemnify such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

See the Exhibit Index hereto.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Concurrently with the filing of this Registration Statement, the trustee for the registered securities, Computershare Trust Company of Canada, is filing with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada on this 8th day of August, 2007.

CANETIC RESOURCES TRUST
By its administrator, Canetic Resources Inc.

By:	/s/ J. Paul Charron
	Name:	J. Paul Charron
	Title:	President, Chief Executive Officer and Director

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. Paul Charron, David J. Broshko and Brian D. Evans and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 8, 2007

Signature	Title

/s/ J. Paul Charron	President, Chief Executive Officer and Director
J. Paul Charron	(Principal Executive Officer)

/s/ David J. Broshko	Vice President, Finance and Chief Financial
David J. Broshko	Officer
(Principal Financial and Accounting Officer)

/s/ Jack C. Lee	Chairman of the Board of Directors
Jack C. Lee

III-2

/s/ Robert G. Brawn	Director
Robert G. Brawn

/s/ Peter W. Comber	Director
Peter W. Comber

/s/ Murray M. Frame	Director
Murray M. Frame

/s/ Daryl Gilbert	Director
Daryl Gilbert

/s/ Nancy M. Laird	Director
Nancy M. Laird

/s/ R. Gregory Rich	Director
R. Gregory Rich

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Canetic Resources Trust in the United States, on August 8, 2007.

Puglisi & Associates

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

III-4

EXHIBIT INDEX

Exhibit	Description

4.1

Annual Information Form, dated March 23, 2007 (incorporated by reference to Exhibit 99.1 to Canetic Resources Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006 filed with the SEC on April 2, 2007 (File No. 1-32728)).

4.2

Audited comparative consolidated financial statements as at and for the year ended December 31, 2006 (incorporated by reference to Exhibit 99.3 to Canetic Resources Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006 filed with the SEC on April 2, 2007 (File No. 1-32728)).

4.3

Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2006 (incorporated by reference to Exhibit 99.2 to Canetic Resources Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006 filed with the SEC on April 2, 2007 (File No. 1-32728)).

4.4

Unaudited comparative interim consolidated financial statements as at and for the three months ended March 31, 2007 (incorporated by reference to Exhibit 99.1 to Canetic Resources Trust’s Form 6-K filed with the SEC on May 9, 2007 (File No. 1-32728)).

4.5

Management’s discussion and analysis of financial condition and results of operations as at and for the three months ended March 31, 2007 (incorporated by reference to Exhibit 99.2 to Canetic Resources Trust’s Form 6-K filed with the SEC on May 9, 2007 (File No. 1-32728)).

4.6

Information Circular – Proxy Statement relating to the annual and special meeting of unitholders of Canetic Resources Trust held on May 9, 2007 (incorporated by reference to Exhibit 99.2 to Canetic Resources Trust’s Form 6-K filed with the SEC on April 18, 2007 (File No. 1-32728)).

4.7

Business Acquisition Report, dated November 8, 2006, excluding the compilation reports on pages A-1 and B-1 (incorporated by reference to Exhibit 99.2 to Canetic Resources Trust’s Form 6-K filed with the SEC on July 24, 2007 (File No. 1-32728)).

4.8	Differences Between Canadian and United States Generally Accepted Accounting Principles and Supplementary Oil and Gas Information — SFAS 69 (Unaudited).

5.1	Consent of Deloitte & Touche LLP.

5.2	Consent of PricewaterhouseCoopers LLP.

5.3	Consent of GLJ Petroleum Consultants Ltd.

5.4	Consent of Sproule Associates Limited.

5.5	Consent of AJM Petroleum Consultants.

6.1	Powers of Attorney (included on the signature page of this registration statement).

7.1	Trust Indenture, dated as of November 16, 2005, among Computershare Trust Company of Canada, the settlor of Canetic Resources Trust and Canetic Resources Inc.